Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of William L. Deckelman, Jr. and Paul N. Saleh as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to:

(i)	act on, sign and file with the Securities and Exchange Commission, one or more registration statements on Form S-4 (each an “Exchange Offer Registration Statement”), including all exhibits thereto, relating to the registration under the Securities Act of 1933, as amended, of new securities to be issued by DXC Technology Company and offered in exchange for any and all of the 7.45% notes due 2029 in an aggregate principal amount of US $300 million issued by Enterprise Services, LLC (formerly known as HP Enterprise Services, LLC, formerly known as Electronic Data Systems, LLC, formerly known as Electronic Data Systems Corporation) (“EDS”), under an Indenture dated as of August 12, 1996, among EDS, Hewlett Packard Enterprise Company, and the Bank of New York Mellon Trust Company N.A. (successor to Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association)), as trustee,

(ii)	act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to the Exchange Offer Registration Statement together with all schedules and exhibits thereto,

(iii)	act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and

(iv)	take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

[Signature page follows]

Signature	Title	Date

/s/ J. Michael Lawrie	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 13, 2017

/s/ Paul N. Saleh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2017

/s/ Neil A. Manna	Senior Vice President and Controller (Principal Accounting Officer)	December 13, 2017

/s/ Mukesh Aghi	Director	December 13, 2017

/s/ Amy E. Alving	Director	December 13, 2017

/s/ David Herzog	Director	December 13, 2017

/s/ Sachin Lawande	Director	December 13, 2017

/s/ Julio A. Portalatin	Director	December 13, 2017

/s/ Peter Rutland	Director	December 13, 2017

/s/ Manoj P. Singh	Director	December 13, 2017

/s/ Robert F. Woods	Director	December 13, 2017

[Signature page to Power of Attorney regarding EDS Notes Exchange Offer]